7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Cliff Sifford President, Chief Executive Officer and Chief Merchandising Officer or W. Kerry Jackson Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FIRST QUARTER 2014 RESULTS

Evansville, Indiana, May 22, 2014 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today reported results for the first quarter ended May 3, 2014.

First Quarter Financial Results

The Company reported net sales of $235.8 million for the first quarter of fiscal 2014, a 1.5 percent increase, as compared to net sales of $232.3 million for the first quarter of fiscal 2013.  Comparable store sales decreased 1.7 percent in the first quarter of fiscal 2014.

The gross profit margin for the first quarter of fiscal 2014 remained flat at 29.5 percent.  The merchandise margin increased 0.5 percent while buying, distribution and occupancy expenses increased 0.5 percent as a percentage of sales.

Selling, general and administrative expenses for the first quarter of fiscal 2014 increased $1.0 million to $54.4 million.  As a percentage of sales, these expenses increased to 23.0 percent compared to 22.9 percent in the first quarter of fiscal 2013.

The Company opened seven new stores during the first quarter of fiscal 2014 as compared to 13 stores in the first quarter of fiscal 2013.

Net earnings for the first quarter of fiscal 2014 were $9.2 million, or $0.45 per diluted share.  For the first quarter of fiscal 2013, the Company reported net earnings of $9.5 million, or $0.47 per diluted share.

Cliff Sifford, President and CEO, stated, “Our continued focus on store growth led to a first quarter net sales increase of 1.5 percent.  However, severe weather and higher utility and health care costs adversely impacted our consumer contributing to our comparable store sales decline.  Despite the difficult quarter, we were pleased with the initial response to our first-ever national television advertising campaign.  While achieving brand recognition in new markets takes time, we did see an immediate increase in online traffic and sales in large markets such as New York City and Los Angeles where we do not currently have a store presence.  Longer term, as we enter new markets we expect to benefit from enhanced brand awareness. In the second quarter we will have record store growth with the opening of 16 stores, including our first entry into Miami, Florida and upstate New York.”

Second Quarter Fiscal 2014 Earnings Outlook

The Company expects second quarter net sales to be in the range of $223 to $228 million with comparable store sales in the range of flat to a decline of 3.0 percent.  Earnings per diluted share in the second quarter of fiscal 2014 are expected to be in the range of $0.12 to $0.16.  Included in the earnings estimate is an increase in store pre-opening costs of approximately $0.05 due to the expectation of opening 16 stores in the second quarter this year compared with opening eight stores in the second quarter of last year.  In the second quarter of fiscal 2013, comparable store sales increased 2.6 percent and the Company earned $0.29 per diluted share.

Store Growth

The Company expects to open 30 to 35 new stores and close one store in fiscal 2014.  Store openings and closings by quarter for the fiscal year are as follows:

	New Stores	Stores Closings
1st Quarter 2014	7	1
2nd Quarter 2014	16	0
3rd Quarter 2014	0	0
4th Quarter 2014	7 - 12	0
Fiscal year 2014	30 - 35	1

The seven new stores opened during the first quarter include locations in:

City	Market	Total Stores in the Market
Grandville, MI	Grand Rapids	5
Lansing, MI	Lansing	2
Michigan City, IN	Chicago	23
Novi, MI	Detroit	3
Troy, MI	Detroit	3
Vernon Hills, IL	Chicago	23
Westfield, IN	Indianapolis	11

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the first quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Date of Annual Shareholder Meeting

As previously announced, the Company will hold its Annual Meeting of Shareholders on June 12, 2014.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of value priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of May 22, 2014, the Company operates 382 stores in 32 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.
Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States and Puerto Rico in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees; our ability to manage our third-party vendor relationships; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully grow our e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear; the resolution of litigation or regulatory proceedings in which we are or may become involved; and our ability to meet our labor needs while controlling costs; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)
(Unaudited)

	Thirteen Weeks Ended May 3, 2014	Thirteen Weeks Ended May 4, 2013
Net sales	$235,770	$232,287
Cost of sales (including buying,
distribution and occupancy costs)	166,188	163,674
Gross profit	69,582	68,613
Selling, general and administrative
expenses	54,373	53,367
Operating income	15,209	15,246
Interest income	(6)	(2)
Interest expense	42	50
Income before income taxes	15,173	15,198
Income tax expense	6,022	5,679
Net income	$9,151	$9,519

Net income per share:
Basic	$0.45	$0.47
Diluted	$0.45	$0.47

Weighted average shares:
Basic	19,960	19,877
Diluted	19,978	19,897

Cash dividends declared per share	$0.06	$0.06

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 3, 2014	February 1, 2014	May 4, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$41,254	$48,253	$34,122
Accounts receivable	2,848	4,337	2,525
Merchandise inventories	289,644	284,801	276,358
Deferred income taxes	1,029	1,208	2,959
Other	11,403	3,916	10,012
Total Current Assets	346,178	342,515	325,976
Property and equipment-net	93,524	90,193	80,154
Deferred income taxes	5,287	3,426	1,353
Other noncurrent assets	683	717	855
Total Assets	$445,672	$436,851	$408,338

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$54,231	$62,671	$53,037
Accrued and other liabilities	22,085	14,988	20,133
Total Current Liabilities	76,316	77,659	73,170
Deferred lease incentives	25,072	24,430	18,793
Accrued rent	9,618	9,224	7,881
Deferred compensation	8,759	8,232	7,101
Other	223	434	485
Total Liabilities	119,988	119,979	107,430
Total Shareholders' Equity	325,684	316,872	300,908
Total Liabilities and Shareholders' Equity	$445,672	$436,851	$408,338

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Thirteen Weeks Ended May 3, 2014	Thirteen Weeks Ended May 4, 2013
Cash flows From Operating Activities:
Net income	$9,151	$9,519
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,646	4,118
Stock-based compensation	786	957
Loss on retirement and impairment of assets	71	160
Deferred income taxes	(1,682)	(399)
Lease incentives	1,104	734
Other	26	407
Changes in operating assets and liabilities:
Accounts receivable	1,489	(373)
Merchandise inventories	(4,843)	(4,076)
Accounts payable and accrued liabilities	(7,730)	(13,718)
Other	(136)	(118)

Net cash provided by (used in) operating activities	2,882	(2,789)

Cash Flows From Investing Activities:
Purchases of property and equipment	(8,794)	(6,935)

Net cash used in investing activities	(8,794)	(6,935)

Cash Flows From Financing Activities:
Proceeds from issuance of stock	96	66
Dividends paid	(1,219)	(1,216)
Excess tax benefits from stock-based compensation	42	141
Shares surrendered by employees to pay taxes on restricted stock	(6)	(901)

Net cash used in financing activities	(1,087)	(1,910)

Net decrease in cash and cash equivalents	(6,999)	(11,634)
Cash and cash equivalents at beginning of period	48,253	45,756

Cash and Cash Equivalents at End of Period	$41,254	$34,122